Exhibit 99.1

SCHIFF NUTRITION INTERNATIONAL APPOINTS TARANG AMIN AS CEO
- Replaces retiring CEO Bruce Wood -
- Consumer products executive brings 20 years of experience building national and global brands -

Salt Lake City, Utah, Feb. 18, 2011: Schiff Nutrition International, Inc., (NYSE: WNI), announced its board of directors has appointed Tarang Amin as CEO, president and director, effective March 7, 2011. Amin will replace Bruce Wood, CEO, president and director, who will retire effective March 7, 2011 following nearly 12 years of distinguished service to the company.

Eric Weider, chairman of the board of Schiff Nutrition, stated, “Bruce has provided invaluable leadership during his tenure.  His focus on quality products, brand reputation and his passion for our industry has been instrumental in our success and he leaves the company with a solid foundation for growth.  We are delighted to welcome Tarang Amin to our team.  Tarang has a demonstrated track record of creating value and driving growth in his leadership roles at world-class consumer product companies, including Clorox and Procter & Gamble.  His vision and success in the consumer goods industry will be key assets for leading Schiff into the future.”

Schiff Nutrition board member and managing partner of TPG Growth, William E. McGlashan, Jr., said, “Schiff Nutrition is poised to benefit from Tarang’s strong track record of driving significant growth in some of the best known national and global brands.  We believe the company is well positioned to take advantage of industry consolidation and pursue new product development in an expanding category.  TPG is committed to deepening its partnership with the company as we create value together.  This change is just one of many exciting developments at Schiff and we look forward to working closely with Tarang.”

Tarang Amin stated, “I am very enthusiastic about Schiff’s future growth prospects and look forward to working with the team.  Schiff has a strong brand and I am excited about the opportunity to implement strategies for continued profitable growth, including channel and product expansion.”

Amin, 45, brings 20 years of consumer products experience to Schiff.  Throughout his career, he has demonstrated a track record of driving profitable growth.  Most recently he served as vice president – general manager of The Clorox Company, where he grew the Litter, Food and Charcoal Strategic Business Units from $1.1 billion to $1.5 billion in sales.  In this position, he was responsible for the leadership and P&L of a brand portfolio that included Kingsford®, Hidden Valley® and Fresh Step®, the growth of which significantly contributed to the overall growth of The Clorox Company.  He also served in vice president roles leading Cleaning Division marketing and Global Health and Wellness.  In his roles at Clorox, Amin led initiatives which helped to double sales of the Clorox franchise.  Prior to joining Clorox, Amin worked for 12 years at Procter & Gamble, where he held management positions in Beauty Care and Family Care. While at Procter & Gamble, he helped to grow the Pantene brand from $50 million to $2 billion and to grow sales of the Bounty brand by $300 million.  Amin holds a bachelor's degree in international policy and a master's degree in business administration from Duke University.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  Schiff’s portfolio of well-known brands includes Move Free®, Schiff® Vitamins, MegaRed®, Mega-D3™, Tiger's Milk® and Fi-Bar®.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff Nutrition to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to:  the level of customer and consumer acceptance of Move Free Advanced, MegaRed, and other branded products, the inability to gain or maintain market distribution for MegaRed or other new products, the entry of new branded and private label krill oil products into the market, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing (particularly relative to joint care products), availability (particularly relating to the limited number of krill oil suppliers), quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China) and potency, the mix between branded and private label products, the inability to grow or maintain branded and private label sales and/or margins in an increasingly competitive environment, the inability to successfully bid on new and existing private label business, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, adverse publicity regarding our nutritional supplements and/or their ingredients or the dietary supplement industry generally, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, the inability or increased cost to comply with or maintain good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

Schiff Nutrition Contact: Joseph W. Baty, CFO (801) 975-5186 email: joeb@schiffnutrition.com www.schiffnutrition.com	IR Agency Contact: Cathy Mattison / Mary Magnani Lippert / Heilshorn & Associates (415) 433-3777 email: cmattison@lhai.com